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                                  Exhibit 99.1



FOR IMMEDIATE RELEASE

CONTACT:      Robert J. Chamberlain                       Paul Senio
              Chief Financial Officer                     General Counsel
              (206) 628-5174                              (206) 628-4900


                      MIDCOM COMMUNICATIONS INC. ANNOUNCES
                    CLOSING OF $85,000,000 PRIVATE PLACEMENT


SEATTLE, WA - AUGUST 26, 1996 - MIDCOM Communications Inc. (NASDAQ: MCCI) today announced the closing of its previously announced private offering for $85 million of convertible subordinated notes on August 22, 1996. The notes bear interest at the rate of 8-1/4 percent and the principal amount of the notes, due August 15, 2003, may be converted, at the option of the holder, into shares of MIDCOM common stock at a conversion price of $14.0875 per share subject to certain adjustments. The notes are redeemable, in whole or in part, at the option of MIDCOM at any time after August 15, 2001.

         The notes were offered on behalf of MIDCOM to qualified institutional buyers under SEC Rule 144A, in private transactions to certain accredited investors and under Regulation S in offshore transactions to certain non-U.S. persons. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Founded in 1989, MIDCOM provides a broad range of telecommunications services to small and medium-sized businesses nationwide. The company is headquartered in Seattle, Washington and has regional offices throughout the nation. MIDCOM currently invoices approximately 125,000 customer locations per month.


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